                                                                  EXHIBIT 10.12


                      [EN POINTE TECHNOLOGIES LETTERHEAD]

                                            Writer's Direct Dial: (310) 725-9773
                                             Writer's Direct Fax: (310) 725-5296

                              September 15, 1997

Mr. Robert J. McNulty, CEO
SHOPPING.COM
2101 East Coast Hwy.
Garden Level
Corona del Mar, California 92625

     Re:  SHOPPING.COM
          ------------

Dear Mr. McNulty:

     This letter when executed in duplicate expresses the agreement of Shopping.Com ("Shopping") and En Pointe Technologies, Inc. ("En Pointe") in concluding a series of transactions, as follows:

     1. En Pointe will make an investment in Shopping in the form of a loan. The loan is a loan of six hundred thousand dollars ($600,000.00) due the earlier of nine (9) months from the date of issuance or on the closing of the initial public offering, and bearing interest at the rate of 10% per annum, subordinated, linked to five (5) year warrants for the purchase of 399,600 shares of common stock at an exercise price of two dollars and twenty-five cents ($2.25) per share. The other terms of the loan and the warrants will be the same as those for all other loan investors in Shopping.

     2. En Pointe will grant Shopping a license to En Pointe's proprietary EPIC software in the form in which the EPIC software exists as of the October 1, 1997 production date. This license will be an unlimited user, worldwide license for a term of five (5) years. In exchange for this five (5) year license, Shopping will pay En Pointe two hundred and fifty

Mr. Robert J. McNulty, CEO
SHOPPING.COM
September 15, 1997
Page 2

thousand (250,000) shares valued at three dollars ($3.00) per share; half of these shares would be subject to a twelve (12) month standstill, the other half of the shares would be subject to a twenty-four (24) month standstill. Additionally, at the end of the initial five (5) year license term, Shopping will have a option to a renewed license for an additional five (5) year period at fair market value for such license. In the event that the parties were not able to agree on fair market value at the time of exercise of option, the fair market value would be determined by binding arbitration to be completed within thirty (30) days of either party's request for same. During the term of the license, Shopping will pay En Pointe an annual maintenance and upgrades fee of one hundred thousand dollars ($100,000.00). The initial annual fee is to be paid concurrent with the funding of the initial loan by En Pointe, in the form of certified funds.


     3. Shopping agrees to make En Pointe Shopping's exclusive supplier for computer hardware, software and peripherals for a five (5) year term, both for Shopping's internal use and for resale by Shopping, for those computer hardware, software and peripherals which En Pointe is authorized to sell. During the first [*] of said five (5) year term, Shopping will be able to retain [*]. During the second [*] of said five (5) year term, Shopping will be able to retain [*]. For the remaining [*] of said five (5) year term, Shopping and En Pointe will [*] margin on all such computer hardware, software and peripheral sales [*]. Gross profit margin for non-En Pointe manufactured hardware, software or peripherals will be gross sales price less invoice costs to En Pointe. For any En Pointe manufactured computer hardware, software, peripherals gross profit margin is defined [*]. All payments for computer hardware, software and peripherals will be paid in full by Shopping to En Pointe within [*] of the date the product is shipped.

     4. En Pointe will provide customization services to the EPIC software including, but not limited to, customization for purchase order and invoice modules, and the likes, [*] Shopping will have an unlimited license to such customization for its own internal use; En Pointe will retain ownership to all such customization. Shopping will pay En Pointe each quarter, in advance, an estimate of the customization services to be rendered to it. Any shortfall will be paid by Shopping to En Pointe within fifteen (15) days of the close of any quarter; any excess will be refunded by En Pointe to Shopping within fifteen
(15) days of the close of any quarter. The initial quarterly estimate is sixty thousand dollars ($60,000.00). Said initial estimate is to be paid concurrent with the funding of the initial loan by En Pointe, in the form of certified funds.

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[*] Confidential Treatment Requested.

Mr. Robert J. McNulty, CEO
SHOPPING.COM
September 15, 1997
Page 3


     5.  [*]Any shortfall would be paid by Shopping to En Pointe within fifteen
(15) days of the close of any quarter, any excess would be refunded by En Pointe to Shopping within fifteen (15) days of the close of any quarter. The initial quarterly estimate is fifty thousand dollars ($50,000.000). Said initial estimate is to be paid concurrent with the funding of the initial loan by En Pointe, in the form of certified funds.

     6. Any licenses granted by En Pointe to Shopping hereunder are nonassignable. A change in control of Shopping whereby Shopping became controlled by any competitor of En Pointe is termed a deemed assignment. [*]

     7. Shopping may make no offer of employment to any En Pointe employee or to the employee of any En Pointe subcontractor within three (3) years of the last date of any employee's employment with En Pointe, or the En Pointe subcontractor, absent written consent therefore from En Pointe. In the event that Shopping does hire any such employee, Shopping will pay En Pointe, as liquidated damages, eighteen (18) months of salary of said employee.

     8.  [*]

     9. The parties agree that any information concerning the transactions herein shall remain confidential, provided however that the parties may disclose information concerning the proposed transactions to the public or governmental agencies if written consent thereto from the other party has been obtained or, if in the judgment of their respective legal counsel such disclosure is necessary to comply with applicable law.

     10. En pointe will not use any of Shopping's customer name databases or information regarding Shopping's customers contained in any Shopping's customer name databases, nor will En Pointe solicit any of Shopping's customers by using any data culled from any of Shopping's customer name databases. All products will be shipped under the name Shopping.Com, to the extent possible.

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[*] Confidential Treatment Requested.

Mr. Robert J. McNulty, CEO
SHOPPING.COM
September 15, 1997
Page 4


     11. This agreement is subject to approval by En Pointe's Board of Directors.

     If you agree with the foregoing, please sign where indicated on each copy of this letter and return one copy to us. Thank you. If you have any questions, please contact me at (310) 725-9773 to discuss the matter further.

                                                 Sincerely,

                                                 /s/ JACOB J. STETTIN

                                                 Jacob J. Stettin
                                                 General Counsel

JJS/kmd



AGREED                                           AGREED

SHOPPING.COM                                     EN POINTE TECHNOLOGIES, INC.

BY /s/ ROBERT J. MCNULTY                         BY /s/  BOB DIN
   ---------------------                            -------------------------
        9/15/97                                                 9/15/97